Exhibit 99.9


FOR IMMEDIATE RELEASE                                 MEDIA CONTACT:
October 11, 2005                                      Andrew Merrill
                                                      Edelman
                                                      (212) 704-4559


                             BARINGTON CAPITAL GROUP
                  ANNOUNCES PROXY CONTEST FOR A. SCHULMAN, INC.

      New York, NY, October 11, 2005 - Barington Capital Group, L.P. announced today that one of its affiliates has notified A. Schulman, Inc. (Nasdaq: SHLM) (the "Company") of its intention to nominate three persons for election to the Board of Directors of the Company at the Company's 2005 Annual Meeting of Stockholders. The Annual Meeting is scheduled to be held on December 8, 2005, with a record date of October 19, 2005.

      Barington has been deeply concerned by the apparent failure of the directors of the Company, seven of whom have been in office since 1995, to maximize shareholder value for the stockholders of A. Schulman, Inc. Over the past 10 years (from the end of the Company's 1995 fiscal year through October 7, 2005), the price of the Company's stock has fallen by approximately 37% while the S&P 500 Index has increased by more than 112%. Barington also has been disappointed by the failure of the Board to engage a financial advisor to explore all possible strategic alternatives to maximize shareholder value, including the sale of the Company, as Barington has recommended on a number of occasions.


      If elected, Barington's slate of highly qualified individuals intends to work constructively with the other members of the Board to improve the Company's operations and share price performance.

      The Barington nominees are:

            Phillip D. Ashkettle - Mr. Ashkettle has over 30 years experience in the chemicals and plastics industries, including serving as Chairman, President and Chief Executive Officer of M.A. Hanna Company, President and Chief Executive Officer of Reichhold Chemicals, Inc. and in a number of senior management positions at Ashland Chemical, Inc. Mr. Ashkettle currently serves as a business advisor to venture capital firms interested in investigating acquisition opportunities in the chemicals, plastics and materials sectors.

            Thomas C. Bohrer - Mr. Bohrer has over 35 years experience in the chemicals and plastics industries, including serving as the President, Chief Operating Officer and a Director of International Specialty Products Inc., as Group President, Advanced Materials, for Hoechst Celanese Corporation and as the divisional Chairman in charge of worldwide technical polymers for Hoechst AG. In addition, Mr. Bohrer has served as Chairman of the Board of Directors of Shell Polypropylene Company and as a member of the Board of Directors of Polyplastics Company, Ltd., Poly Hi Solidur, Inc. and Captive Plastics, Inc. Mr. Bohrer is currently the President of Tom Bohrer Consulting, a provider


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      of technical and management consulting services to the plastics, specialty chemicals, fibers and biotechnology industries.

            James A. Mitarotonda - Mr. Mitarotonda is the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that, through its affiliates, primarily invests in undervalued, small and mid-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving shareholder value. Barington represents a group of investors that own 2,695,001 shares of A. Schulman, Inc., or approximately 8.8% of the Company's outstanding common stock.


                                  * * * * *


      Barington Companies Equity Partners, L.P. intends to make a preliminary filing with the Securities and Exchange Commission (the "SEC") of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2005 Annual Meeting of Stockholders of A. Schulman, Inc., a Delaware corporation.

      BARINGTON COMPANIES EQUITY PARTNERS, L.P. STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ SUCH PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT, WHEN FILED, WITHOUT CHARGE, BY CONTACTING BARINGTON'S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR PROXY@MACKENZIEPARTNERS.COM.

      INFORMATION REGARDING CERTAIN PARTIES WHO ARE ANTICIPATED TO BE, OR MAY BE DEEMED TO BE, PARTICIPANTS IN SUCH POTENTIAL PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE 13D FILED BY BARINGTON COMPANIES EQUITY PARTNERS, L.P. AND OTHERS WITH THE SEC ON JUNE 6, 2005, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://SEC.GOV.


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